PBF Energy Completes Sale of Five Operating Hydrogen Plants for $530 Million to Air Products

PARSIPPANY, NJ- April 20, 2020 - PBF Energy Inc. (NYSE: PBF) today announced it has completed, and received the $530 million consideration for, the sale of five steam methane reformer (SMR) hydrogen production plants to Air Products (NYSE: APD). PBF Energy has entered into long-term supply agreements with Air Products at the Martinez, Torrance and Delaware City refineries.

“PBF Energy is pleased to have worked cooperatively with Air Products, a global leader in the supply of hydrogen to refineries, to complete this transaction and expand the long-term relationship between our two companies,” said PBF’s Chairman and Chief Executive Officer Tom Nimbley.

Air Products is known as a leader in the supply of hydrogen to refineries in order to make cleaner burning transportation fuels. Hydrogen is widely used in petroleum refining processes to remove impurities found in crude oil such as sulphur, olefins and aromatics to meet product fuels specifications. Removing these components allows gasoline and diesel to burn cleaner and thus makes hydrogen a critical component in the production of cleaner fuels needed by modern, efficient internal combustion engines.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s plans, objectives, expectations and intentions with respect to future earnings and operations. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994